As filed with the Securities and Exchange Commission on February 5, 2026
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Century Therapeutics, Inc.
(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	84-2040295 (I.R.S. Employer Identification No.)
25 North 38th Street, 11th Floor
Philadelphia, Pennsylvania 19104
(267) 817-5790
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Brent Pfeiffenberger, Pharm.D.
President and Chief Executive Officer
Century Therapeutics, Inc.
25 North 38th Street, 11th Floor
Philadelphia, Pennsylvania 19104
(267) 817-5790
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Rachael M. Bushey, Esq.
Jennifer L. Porter, Esq.
Goodwin Procter LLP
3025 John F Kennedy Blvd.
Philadelphia, PA 19104
(445) 207-7800

Approximate date of commencement of proposed sale to the public:   From time to time after the effective date of this Registration Statement.
If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐
If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.
Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.
PROSPECTUS Subject to Completion, February 5, 2026.

176,086,947 Shares of Common Stock

This prospectus relates to the offer and resale from time to time by the selling stockholders identified in this prospectus, or collectively the selling stockholders, of up to 176,086,947 shares of our common stock, par value $0.0001 per share, or the common stock, consisting of (i) 92,030,595 shares of common stock, or the PIPE Common Shares, (ii) 25,360,704 shares of common stock, or the Pre-Funded Warrant Shares, issuable upon exercise of pre-funded warrants, or the Pre-Funded Warrants, and (iii) 58,695,648 shares of common stock or Pre-Funded Warrants in lieu thereof, or the Common Warrant Shares, issuable upon exercise of common warrants, or the Common Warrants, together with the Pre-Funded Warrants, the Warrants, that were issued in a private placement, or the Private Placement, pursuant to a securities purchase agreement, dated January 7, 2026, by and among us and the investors listed therein, or the Securities Purchase Agreement. The PIPE Common Shares, Pre-Funded Warrant Shares and Common Warrant Shares are herein referred to as the Registrable Securities.
The Registrable Securities described in this prospectus or in any supplement to this prospectus may be sold from time to time pursuant to this prospectus by the selling stockholders in ordinary brokerage transactions, in transactions in which brokers solicit purchases, in negotiated transactions, or in a combination of such methods of sale, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at fixed prices or prices subject to change, or at negotiated prices. See “Plan of Distribution” for more information about how the selling stockholders may sell or dispose of their shares of common stock. We cannot predict when or in what amounts the selling stockholders may sell any of the shares offered by this prospectus.
We are not selling any shares of our common stock, and we will not receive any of the proceeds from the sale of Registrable Securities by the selling stockholders. The selling stockholders will pay all brokerage fees and commissions and similar sale-related expenses. We will, however, receive the net proceeds of any Warrants exercised for cash.
The selling stockholders identified in this prospectus may offer the Registrable Securities from time to time through public or private transactions at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices. The registration of the Registrable Securities on behalf of the selling stockholders; however, does not necessarily mean that any of the selling stockholders will offer or sell their Registrable Securities under this registration statement or at any time in the near future. We provide more information about how the selling stockholders may sell their Registrable Securities in the section entitled “Plan of Distribution” on page 16.
Our common stock is listed on The Nasdaq Capital Market, or Nasdaq, under the symbol “IPSC.” On February 4, 2026, the last reported sale price of our common stock on Nasdaq was $1.79 per share.

We are an emerging growth company and a smaller reporting company as defined under federal securities laws and, as such, may elect to comply with certain reduced public company reporting requirements for future filings.
INVESTING IN OUR SECURITIES INVOLVES RISKS. SEE THE “RISK FACTORS” ON PAGE 8 OF THIS PROSPECTUS AND ANY SIMILAR SECTION CONTAINED IN ANY APPLICABLE PROSPECTUS SUPPLEMENT OR IN ANY DOCUMENTS INCORPORATED BY REFERENCE HEREIN AND THEREIN CONCERNING FACTORS YOU SHOULD CONSIDER BEFORE INVESTING IN OUR SECURITIES.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is           , 2026.

ABOUT THIS PROSPECTUS
This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission, or the SEC, pursuant to which the selling stockholders named herein may, from time to time, offer and sell or otherwise dispose of the Registrable Securities covered by this prospectus. If required, each time a selling stockholder offers common stock, in addition to this prospectus, we may provide you with a prospectus supplement that will contain specific information about the terms of that offering. We may also authorize one or more free writing prospectuses to be provided to you that may contain material information relating to that offering. We may also use a prospectus supplement and any related free writing prospectus to add, update or change any of the information contained in this prospectus or in documents we have incorporated by reference.
You should not assume that the information contained in this prospectus is accurate on any date subsequent to the date set forth on the front cover of this prospectus or that any information we have incorporated by reference is correct on any date subsequent to the date of the document incorporated by reference, even though this prospectus is delivered or shares of common stock are sold or otherwise disposed of on a later date. It is important for you to read and consider all information contained in this prospectus, including the documents incorporated by reference therein, in making your investment decision. You should also read and consider the information in the documents to which we have referred you under the captions “Where You Can Find Additional Information” and “Information Incorporated by Reference” in this prospectus.
Neither we nor the selling stockholders have authorized any dealer, agent or other person to give any information or to make any representation other than those contained or incorporated by reference in this prospectus and any accompanying prospectus supplement or related free writing prospectus. You must not rely upon any information or representation not contained or incorporated by reference in this prospectus or an accompanying prospectus supplement or related free writing prospectus. This prospectus and any accompanying prospectus supplement or related free writing prospectus, if any, do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the registered securities to which they relate, nor does this prospectus and any accompanying prospectus supplement or related free writing prospectus, if any, constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.
This prospectus incorporates by reference, and any prospectus supplement or free writing prospectus may contain and incorporate by reference, market data and industry statistics and forecasts that are based on independent industry publications and other publicly available information. Although we believe these sources are reliable, we do not guarantee the accuracy or completeness of this information and we have not independently verified this information. In addition, the market and industry data and forecasts that may be included or incorporated by reference in this prospectus, any prospectus supplement or any applicable free writing prospectus may involve estimates, assumptions and other risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “Risk Factors” contained in this prospectus, the applicable prospectus supplement and any applicable free writing prospectus, and under similar headings in other documents that are incorporated by reference into this prospectus. Accordingly, investors should not place undue reliance on this information.
Unless otherwise indicated or the context otherwise requires, when we refer to “Century,” “we,” “our,” “us” and the “Company” in this prospectus, we mean Century Therapeutics, Inc., and its wholly owned subsidiaries unless otherwise specified. When we refer to “you,” we mean the potential holders of the applicable series of securities.

“Century Therapeutics” the “Century Therapeutics” logo, and other trademarks, trade names, or service marks of Century Therapeutics, Inc. appearing in this prospectus, any prospectus supplement and any free writing prospectus are the property of Century Therapeutics, Inc. All other trademarks, trade names, and service marks appearing in this prospectus, any prospectus supplement and any free writing prospectus are the property of their respective owners. Solely for convenience, the trademarks and trade names in this prospectus may be referred to without the ® and ™ symbols, but such references should not be construed as any indicator that their respective owners will not assert their rights thereto.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
This prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. These forward-looking statements are intended to be covered by the safe harbor for forward-looking statements provided by the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not statements of historical fact, and can be identified by the use of forward-looking terminology such as “believes,” “expects,” “may,” “will,” “could,” “should,” “projects,” “plans,” “goal,” “targets,” “potential,” “estimates,” “pro forma,” “seeks,” “intends” or “anticipates” or the negative thereof or comparable terminology, although not all forward-looking statements contain these identifying words. Forward-looking statements include, but are not limited to, statements concerning:
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our ability to raise additional capital to fund our operations and continue the development of our current and future product candidates;

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the early clinical nature of our business and our ability to successfully advance our current and future product candidates, through development activities, preclinical studies, and clinical trials;

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our ability to generate revenue from future product sales and our ability to achieve and maintain profitability;

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the accuracy of our projections and estimates regarding our expenses, capital requirements, cash utilization, and need for additional financing;

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the novelty of our approach to immuno-oncology and autoimmune treatments, utilizing iNK cells, iT cells, and iPSC -derived non-immune cells and the challenges we will face due to the novel nature of such technology;

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the success of competing therapies that are or may become available;

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our reliance on the maintenance of our collaborative relationship with FCDI for access to key differentiation and reprogramming technology for the manufacturing and development of our product candidates;

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the initiation, progress, success, cost, and timing of our development activities, preclinical studies and clinical trials;

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the timing of future investigational new drug, or IND, applications and the likelihood of, and our ability to obtain and maintain, regulatory clearance of IND applications for our product candidates;

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the timing, scope and likelihood of regulatory filings and approvals, including final regulatory approval of our product candidates;

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our ability to successfully manufacture certain of our product candidates, and the timing and costs of such manufacturing activities;

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the performance of third parties in connection with the development of our product candidates, including third parties conducting our current and future clinical trials as well as third-party suppliers and manufacturers;

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our ability to attract and retain strategic collaborators with development, regulatory, and commercialization expertise;

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the public opinion and scrutiny of cell-based immuno-oncology and autoimmune and inflammatory therapies and its potential impact on public perception of our company and product candidates;

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our ability to successfully commercialize our product candidates and develop sales and marketing capabilities, if our product candidates are approved;

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the size and growth of the potential markets for our product candidates and our ability to serve those markets;

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regulatory developments and approval pathways in the United States and foreign countries for our product candidates;

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the potential scope and value of our intellectual property and proprietary rights;

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our ability, and the ability of our licensors, to obtain, maintain, defend, and enforce intellectual property and proprietary rights protecting our product candidates, and our ability to develop and commercialize our product candidates without infringing, misappropriating, or otherwise violating the intellectual property or proprietary rights of third parties;
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our ability to recruit and retain key members of management and other clinical and scientific personnel;

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the volatility of capital markets and other macroeconomic factors, including due to inflationary pressures, trade disputes and tariffs, banking instability, global health crises, geopolitical tensions or the outbreak of hostilities or war; and

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developments relating to our competitors and our industry.

You should read this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein completely and with the understanding that our actual future results may be materially different from what we currently expect. Our business and operations are and will be subject to a variety of risks, uncertainties and other factors. Consequently, actual results and experience may materially differ from those contained in any forward-looking statements. Such risks, uncertainties and other factors that could cause actual results and experience to differ from those projected include, but are not limited to, the risk factors discussed under the heading “Risk Factors” contained in this prospectus supplement, the accompanying prospectus and any related free writing prospectus, and under similar headings in the other documents that are incorporated by reference into this prospectus supplement and the accompanying prospectus.
You should assume that the information appearing in this prospectus supplement, the accompanying prospectus or related free writing prospectus and any document incorporated herein by reference is accurate as of its date only. Because the risk factors referred to above could cause actual results or outcomes to differ materially from those expressed in any forward-looking statements made by us or on our behalf, you should not place undue reliance on any forward-looking statements. Further, any forward-looking statement speaks only as of the date on which it is made. New factors emerge from time to time, and it is not possible for us to predict which factors will arise. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Unless legally required, we do not undertake any obligation to release publicly any revisions to such forward-looking statements to reflect events or circumstances after the date of this prospectus supplement or to reflect the occurrence of unanticipated events.

ABOUT THE COMPANY
This summary description about us and our business highlights selected information contained elsewhere in this prospectus or incorporated by reference into this prospectus. It does not contain all the information you should consider before investing in our securities. You should carefully read the entire prospectus, any applicable prospectus supplement and any related free writing prospectus, including the risks of investing in our common stock discussed under the heading “Risk Factors” contained in this prospectus, any applicable prospectus supplement and any related free writing prospectus, and under similar headings in the other documents that are incorporated by reference into this prospectus. You should also carefully read the information incorporated by reference into this prospectus, including our financial statements, and the exhibits to the registration statement of which this prospectus forms a part.
The Company
We are a biotechnology company harnessing the power of allogeneic pluripotent stem cell therapies to develop potentially curative cell therapy products for autoimmune diseases and cancer. Our natural killer, or NK, T cell, and beta islet programs are allogeneic, meaning they are derived from healthy donors for use in any patient, rather than being sourced from an individual for their own specific use, as is the case with autologous T cells. As a result, we believe such “off-the-shelf” therapies have the potential to overcome the limitations of first-generation cell therapies by providing readily available treatments more quickly, reliably, at greater scale, and to a broader patient population. What we believe further sets us apart from other allogeneic approaches is our focus on induced pluripotent stem cells, or iPSCs, which possess the unique ability to self-renew indefinitely and differentiate into any cell type, enabling virtually unlimited genetic editing, consistent reproducibility, and scalable manufacturing. We have created a comprehensive, genetically engineered allogeneic cell therapy platform that includes:
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Industry-leading iPSCs and differentiation know-how to generate functional mature cells from iPSCs;

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Clustered regularly interspaced short palindromic repeats, or CRISPR mediated precision gene editing that allows us to incorporate multiple transgenes and disrupt target genes intended to optimize cell product performance;

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Sophisticated protein engineering capabilities to develop proprietary next generation chimeric antigen receptors, or CARs;

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Our proprietary Allo-Evasion™ technology intended to prevent rejection of our cell products by the host immune system, enabling the potential for persistence and re-dosing of therapy; and

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Cutting-edge manufacturing capabilities intended to drive scale advantages and reduce cost of goods sold, or COGs, while minimizing product development and supply risk.

We are leveraging our expertise in cellular reprogramming, differentiation, genetic engineering, and manufacturing to develop therapies with the potential to provide enhanced clinical outcomes compared to existing cell therapy technologies and available therapeutic options. We are unique in the breadth of cell types we can generate from iPSCs, including iPSC-derived natural killer cells, or iNK cells, iPSC-derived gd T cells, or gd IT cells and iPSC-derived CD4+ and CD8+ ab T cells, or ab iT cells, and iPSC-derived beta islet cells. We believe this capability enables optimal matching of cell characteristics to disease indication, ensuring we target the right cell for the right indication.
Our vision is to become a premier, fully integrated biotechnology company by developing and ultimately commercializing off-the-shelf allogeneic cell therapies that dramatically and positively transform the lives of patients suffering from life-threatening autoimmune diseases and cancers. To achieve our vision, our world-class team is applying its decades of collective experience in cell therapy and drug development, manufacturing, and commercialization.
In November 2025, we announced our plans to develop a beta islet program, CNTY-813, for Type 1 diabetes, or T1D. We are leveraging our deep expertise in selective iPSC differentiation to advance this program, engineered with Allo-Evasion™ 5.0, toward clinical evaluation subject to regulatory clearance. We have initiated IND-enabling studies for CNTY-813 and anticipate submission of an IND as early as 2026.

We also continue to make progress with IND-enabling studies for CNTY-308, a CD19-targeted CD4+/CD8+ ab CAR-iT cell therapy functionally comparable to primary T cells and engineered with Allo-Evasion™ 5.0. CNTY-308 is being developed as a potential treatment for B-cell-mediated diseases. Following successful completion of these IND-enabling studies, and the receipt of requisite regulatory approval, we expect to initiate clinical studies in 2026.
In November 2025, we announced that we will prioritize clinical development activities for CNTY-101, a CAR-iNK cell therapy with six precision gene edits, in CARAMEL, a Phase 1/2 investigator sponsored trial, or IST, which is currently enrolling and dosing patients living with B-cell-mediated autoimmune diseases, led by Professors Georg Schett and Andreas Mackensen and is sponsored by the Friedrich-Alexander University Erlangen-Nürnberg. Accordingly, we discontinued our company-sponsored clinical activities under the CALiPSO-1 trial and will redirect these resources to other programs. Investigators of the CARAMEL IST presented initial data in December 2025 and plan to present additional preliminary data in 2026.
Corporate Information
Our primary executive offices are located 25 North 38th Street, 11th Floor, Philadelphia, Pennsylvania 19104, and our telephone number is (267) 817-5790. Our corporate website is www.centurytx.com. The information contained on, or accessible through, our website is not incorporated by reference into this prospectus supplement or accompanying prospectus, and you should not consider any information contained in, or that can be accessed through, our website as part of this prospectus supplement or in deciding whether to purchase our common stock.
Implications of Being an Emerging Growth Company and Smaller Reporting Company
We qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. An emerging growth company may take advantage of reduced reporting requirements that are otherwise applicable to public companies. These provisions include, but are not limited to:
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Being permitted to present only two years of audited financial statements and only two years of related Management’s Discussion and Analysis of Financial Condition and Results of Operations in our periodic reports and registration statements.

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Not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes- Oxley Act of 2002, as amended, or the Sarbanes-Oxley Act.

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Reduced disclosure obligations regarding executive compensation in our periodic reports, proxy statements and registration statements.

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Exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

We may take advantage of these provisions until December 31, 2026, which is the last day of our fiscal year following the fifth anniversary of the date of our initial public offering, or IPO. However, if certain events occur prior to the end of such five-year period, including if we become a “large accelerated filer,” which occurs when the market value of our common stock that is held by non-affiliates exceeds $700 million, our annual gross revenues exceed $1.235 billion or we issue more than $1.0 billion of non-convertible debt in any three-year period, we will cease to be an emerging growth company prior to the end of such five-year period. We have elected to take advantage of these reduced disclosure obligations and may elect to take advantage of other reduced reporting requirements in future filings. As a result of these elections, the information that we provide to our stockholders may be different than you might receive from other public reporting companies.
In addition, the JOBS Act provides that an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards. This provision allows an emerging growth company to delay adopting new or revised accounting standards until such time as those standards would otherwise apply to private companies. We have elected to avail ourselves of this exemption and as a result, we will not be subject to the same new or revised accounting standards as other public companies that comply with the public company effective dates.

We are also a “smaller reporting company” as defined in the Exchange Act. We may continue to be a smaller reporting company even after we are no longer an emerging growth company. We may take advantage of certain of the scaled disclosures available to smaller reporting companies and will be able to take advantage of these scaled disclosures for so long as our voting and non-voting common stock held by non-affiliates is less than $250.0 million measured on the last business day of our second fiscal quarter, or our annual revenue is less than $100.0 million during the most recently completed fiscal year and our voting and non-voting common stock held by non-affiliates is less than $700.0 million measured on the last business day of our second fiscal quarter.
The Private Placement
On January 7, 2026, we entered into the Securities Purchase Agreement with the selling stockholders, pursuant to which we agreed to issue and sell to the selling stockholders in the Private Placement an aggregate of 176,086,947 shares of our common stock, consisting of (i) 92,030,595 PIPE Common Shares, (ii) 25,360,704 Pre-Funded Warrants and (iii) 58,695,648 Common Warrants at a purchase price of $1.15 per share and accompanying Common Warrant to purchase 0.5 shares of common stock or Pre-Funded Warrant and a purchase price of $1.1499 per Pre-Funded Warrant and accompanying Common Warrant to purchase 0.5 shares of common stock or Pre-Funded Warrant.
The Pre-Funded Warrants were exercisable immediately at an exercise price of $0.0001 per share of common stock and will not expire until exercised in full. The Common Warrants were exercisable immediately and expire upon the earlier of (a) 30 days after the public announcement of initial Phase 1 clinical data for CNTY-813 and (b) the third anniversary of the closing of the Private Placement. The Common Warrants have an exercise price of $2.60 per share of common stock or $2.599 per Pre-Funded Warrant.
The aggregate gross proceeds for the sale of the Registrable Securities was approximately $135 million, and after deducting certain of our expenses, the net proceeds received by us in the Private Placement was approximately $126.7 million.
Concurrently with the execution of the Securities Purchase Agreement, we entered into a registration rights agreement, or the Registration Rights Agreement, with the selling stockholders, pursuant to which we agreed to register for resale the Registrable Securities, no later than 30 days following the closing of the Private Placement. We agreed to use commercially reasonable efforts to have the registration statement declared effective as soon as practicable after the filing. This prospectus is part of that registration statement.
Under the Registration Rights Agreement, we also agreed to maintain the effectiveness of the registration statement until the earliest to occur of: (i) the date that all Registrable Securities covered by such registration statement have been sold or can be sold without restriction pursuant to Rule 144 and without the requirement to be in compliance with Rule 144(c)(1) (or any successor thereof) promulgated under the Securities Act, and (ii) the date on which such Registrable Securities cease to be registrable under the Registration Rights Agreement. We have agreed to be responsible for all fees and expenses incurred in connection with the registration of the Registrable Securities.
The description of the Form of Pre-Funded Warrant, Form of Common Warrant, Securities Purchase Agreement and the Registration Rights Agreement are not complete and are qualified in their entirety by reference to the Form of Pre-Funded Warrant, Form of Common Warrant, Securities Purchase Agreement and the Registration Rights Agreement, each of which have been filed as exhibits to our Current Report on Form 8-K filed on January 8, 2026. See “Where You Can Find More Information” and “Information Incorporated by Reference.” The representations, warranties and covenants made by us in the Securities Purchase Agreement and Registration Rights Agreement were made solely for the benefit of the parties to such agreements, including, in some cases, for the purpose of allocating risk among the parties thereto, and should not be deemed to be a representation, warranty or covenant to you. Moreover, such representations, warranties or covenants were made as of an earlier date. Accordingly, such representations, warranties and covenants should not be relied on as accurately representing the current state of our affairs.

RISK FACTORS
Investing in our common stock involves a high degree of risk. Before making a decision to invest in our common stock, in addition to the other information contained in this prospectus, in any accompanying prospectus supplement or incorporated by reference herein or therein, you should carefully consider the risks set forth below and the risks described under “Risk Factors” contained in our Annual Report on Form 10-K for the year ended December 31, 2024, and our subsequent Quarterly Reports, as well as any amendments thereto, which are incorporated by reference into this prospectus in their entirety, together with other information in this prospectus and any applicable prospectus supplement, the documents incorporated by reference, and any free writing prospectus that we may authorize for use in connection with a specific offering. See the section titled “Where You Can Find More Information.”
Future sales of our common stock by the selling stockholders could cause our stock price to decline.
Sales of a substantial number of shares of our common stock by the selling stockholders in the public market, or the perception that these sales might occur, could depress the market price of our common stock and could impair our ability to raise capital through the sale of additional equity securities or other securities convertible into or exchangeable for equity securities, regardless of whether there is any relationship between such sales and the performance of our business.

USE OF PROCEEDS
We will not receive any of the proceeds from the sale of our common stock by the selling stockholders named in this prospectus. All proceeds from the resale of the shares of our common stock offered by this prospectus will belong to the selling stockholders identified in this prospectus under “Selling Stockholders.” We will, however, receive the net proceeds of any Warrants exercised for cash. We expect to use the proceeds received from the exercise of the Warrants, if any, for the development of our lead product candidate, CNTY-813, and for working capital and other general corporate purposes.
The selling stockholders will pay any underwriting discounts and commissions and expenses incurred by the selling stockholders for brokerage, accounting, tax or legal services or any other expenses incurred by the selling stockholders in disposing of the shares. We will bear all other costs, fees and expenses incurred in effecting the registration of the shares covered by this prospectus, including, without limitation, all registration, filing and printing fees, fees and expenses of our counsel and our independent registered public accountants, and costs associated with clearing the shares for sale under applicable state securities laws and listing fees, but excluding discounts, commissions, fees of underwriters, selling brokers, dealer managers or similar securities industry professionals with respect to the shares being sold.

SELLING STOCKHOLDERS
This prospectus relates to the sale or other disposition of up to 176,086,947 shares of our common stock by the selling stockholders named below, and their donees, pledgees, transferees or other successors-in-interest selling shares of common stock or interests in shares of common stock received after the date of this prospectus from a selling stockholder as a gift, pledge, partnership distribution or other transfer, which are collectively referred to herein as the selling stockholders. These shares consist of (i) 92,030,595 PIPE Common Shares, (ii) 25,360,704 Pre-Funded Warrant Shares, and (iii) 58,695,648 Common Warrant Shares. See “About the Company—The Private Placement”.
The table below sets forth information as of the date of this prospectus, to our knowledge, the selling stockholders and other information regarding the beneficial ownership (as determined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) of the shares of common stock held by the selling stockholders. The second column lists the number of shares of common stock beneficially owned by the selling stockholders, also, assuming as of February 2, 2026, the full exercise of the Warrants held by the selling stockholders on that date, without regard to any limitations on exercises. The third column lists the maximum number of shares of common stock that may be sold or otherwise disposed of by the selling stockholders pursuant to the registration statement of which this prospectus forms a part. The selling stockholders may sell or otherwise dispose of some, all or none of their shares. Pursuant to Rules 13d-3 and 13d-5 of the Exchange Act, beneficial ownership includes any shares of our common stock as to which a stockholder has sole or shared voting power or investment power, and also any shares of our common stock which the stockholder has the right to acquire within 60 days of February 2, 2026. The percent of beneficial ownership for the selling stockholders below is based on 179,647,829 shares of common stock outstanding as of February 2, 2026, plus the total Pre-Funded Warrant Shares, plus, for each respective holder, their total number of Common Warrant Shares. Except as described below, to our knowledge, none of the selling stockholders have been an officer or director of ours or of our affiliates within the past three years or had any material relationship with us or our affiliates within the past three years. Our knowledge is based on information provided by the selling stockholders in investor questionnaires in connection with the Private Placement, as well as information obtained from relevant Schedule 13D and 13G filings.
Under the terms of the Warrants, a selling stockholder may not exercise such warrants to the extent such exercise would cause such selling stockholder, together with its affiliates and attribution parties, to beneficially own a number of shares of common stock which would exceed 4.99% or 9.99%, as applicable, of our then outstanding common stock following such exercise, excluding for purposes of such determination shares of common stock issuable upon exercise of the Warrants which have not been exercised. The number of shares in the second and third columns do not reflect this limitation. The selling stockholders may sell all, some or none of their shares in this offering. See “Plan of Distribution.”
The shares of common stock being covered hereby may be sold or otherwise disposed of from time to time during the period the registration statement of which this prospectus is a part remains effective, by or for the account of the selling stockholders. After the date of effectiveness, the selling stockholders may have sold or transferred, in transactions covered by this prospectus or in transactions exempt from the registration requirements of the Securities Act, some or all of their common stock.
Information about the selling stockholders may change over time. Any changed information will be set forth in an amendment to the registration statement or supplement to this prospectus, to the extent required by law.

	Number of Shares of Common Stock Owned Prior to Offering		Maximum Number of Shares of Common Stock to be Sold Pursuant to this Prospectus	Number of Shares of Common Stock Owned After Offering(1)
Name of Selling Stockholder	Number	Percent		Number	Percent
RA Capital Healthcare Fund, L.P.(2)	39,130,434	17.95%	39,130,434	0	*
Entities affiliated with TCG Crossover Management, LLC(3)	52,173,912	23.46%	52,173,912	0	*
Ethe T1D Fund, a Breakthrough T1D Venure LLC(4)	5,217,390	2.52%	5,217,390	0	*
Entities affiliated with Venrock Healthcare Capital Partners EG, L.P.,(5)	13,043,478	6.23%	13,043,478	0	*
Entities affiliated with RTW Investments, LP(6)	13,043,478	6.23%	13,043,478	0	*
Entities affiliated with Seven Fleet Capital Management LP(7)	6,521,739	3.15%	6,521,739	0	*
Woodline Master Fund LP(8)	4,565,217	2.21%	4,565,217	0	*
Entities affiliated with DAFNA Capital Management LLC(9)	3,445,759	1.68%	652,173	2,793,586	1.36%
LifeSci Venture Master, LLC(10)	652,173	0.32%	652,173	0	*
Entities affiliate with Rock Springs Capital Management LP(11)	1,956,520	0.95%	1,956,520	0	*
Point72 Associates, LLC(12)	12,685,515	6.16%	3,260,869	9,424,646	4.60%
Entities affiliated with Deep Track Capital, LP(13)	13,486,400	6.44%	13,043,478	442,922	0.22%
Commodore Capital Maser LP(14)	13,043,478	6.23%	13,043,478	0	*
Atlas Private Holdings (Cayman) LTD.(15)	6,521,739	3.15%	6,521,739	0	*
Entities affiliated with Spruce Street Capital Management LP(16)	5,146,010	2.50%	3,260,869	1,885,141	0.92%

*
Less than 1%

(1)
Assumes the sale of all shares offered pursuant to this prospectus.

(2)
Consists of (i) 17,754,430 shares of common stock, (ii) 8,332,526 Pre-Funded Warrants and (iii) 13,043,478 Common Warrants purchased in the Private Placement by RA Capital Healthcare Fund, L.P,, or RACHF. RA Capital Management, L.P. is the investment manager for RACHF. The general partner of RA Capital Management, L.P. is RA Capital Management GP, LLC, of which Peter Kolchinsky, Ph.D. and Rajeev Shah are the managing members. Each of RA Capital Management, L.P., RA Capital Management GP, LLC, Mr. Kolchinsky and Mr. Shah may be deemed to have voting and investment power with respect to the securities held by RACHF. RA Capital Management, L.P., RA Capital Management GP, LLC, Mr. Kolchinsky and Mr. Shah disclaim beneficial ownership of such securities, except to the extent of any pecuniary interest therein. The principal business address of the persons and entities listed above is 200 Berkeley Street, 18th Floor, Boston, MA 02116. The shares of common stock issuable upon conversion of the shares of the Warrants held by RACHF are subject to a Beneficial Ownership Limitation of 9.99%.

(3)
Consists of (i) (a) 8,877,215 shares of common stock, (b) 8,514,089 Pre-Funded Warrants and (c) 8,695,652 Common Warrants purchased in the Private Placement by TCG Crossover Fund II, L.P., or TCGX II, and (ii) (a) 8,877,215 shares of common stock, (b) 8,514,089 Pre-Funded Warrants and (c) 8,695,652 Common Warrants purchased in the Private Placement by TCG Crossover

Fund III, L.P., or TCGX III. TCG Crossover GP II, LLC, or TCGX II GP, is the general partner of TCGX II and may be deemed to have voting, investment, and dispositive power with respect to the securities held by TCGX II and TCG Crossover GP III, LLC, or TCGX III GP, is the general partner TCGX III and may be deemed to have voting, investment, and dispositive power with respect to the securities held by TCGX III. Chen Yu is the sole managing member of each of TCGX II GP and TCGX III GP and may be deemed to share voting, investment and dispositive power with respect to these securities. Each of TCGX II GP, TCGX III GP and Chen Yu disclaim beneficial ownership of these securities, except to the extent of their respective pecuniary interest in such securities. The principal business address for TCGX II, TCGX III, TCGX II GP, TCGX III GP and Chen Yu is c/o TCG Crossover Management, LLC, 245 Lytton Ave., Suite 350, Palo Alto, CA 94301. The shares of common stock issuable upon exercise of the Pre-Funded Warrants and Common Warrants held by each of TCGX II and TCGX III are subject to a Beneficial Ownership Limitation of 9.99%.
(4)
Consists of (i) 3,478,260 shares of common stock and (ii) 1,739,130 Common Warrants purchased by The T1D Fund, a Breakthrough T1D Venture LLC, or T1D Fund, in the Private Placement. Elizabeth Mily may be deemed to have voting and dispositive power with respect to such securities and expressly disclaims beneficial ownership of such securities except to the extent of any pecuniary interest therein. The address of T1D Fund is 125 High Street, 22nd Floor, Boston, MA 02110. The shares of common stock issuable upon conversion of the shares of the Common Warrants held by T1D Fund are subject to a Beneficial Ownership Limitation of 9.99%.

(5)
Consists of (i)(a) 7,139,130 shares of common stock and (b) 3,569,565 Common Warrants purchased by Venrock Healthcare Capital Partners EG, L.P., or VHCP EG, in the Private Placement, (ii)(a) 1,414,783 shares of common stock and (b) 707,392 Common Warrants purchased purchased by Venrock Healthcare Capital Partners III, L.P., or VHCP III, in the Private Placement, (iii)(a) 141,739 shares of common stock and (b) 70,869 Common Warrants purchased purchased by VHCP Co-Investment Holdings III, LLC, or VHCP Co-Invest III, in the Private Placement, and (iv)(a) 2,585,369 shares of common stock held by VHCP EG, (b) 745,209 shares of common stock held by VHCP III and (c) 74,555 shares of common stock held by VHCP Co-Invest prior to the Private Placement. VHCP Management III, LLC, or VHCPM, is the sole general partner of VHCP III and the sole manager of VHCP Co-Invest III. VHCP Management EG, LLC, or VHCPM EG, is the sole general partner of VHCP EG. Dr. Bong Koh and Nimish Shah are the voting members of VHCPM and VHCPM EG. The address of each of these persons and entities is 7 Bryant Park, 23rd Floor, New York, NY 10018. The shares of common stock issuable upon conversion of the shares of the Common Warrants held by each of VHCP EG, VHCP III and VHCP Co-Invest III are subject to a Beneficial Ownership Limitation of 9.99%.

(6)
Consists of (i)(a) 4,505,024 shares of common stock and (b) 2,252,512 Common Warrants purchased by RTW Master Fund, LTD. in the Private Placement, (ii)(a) 3,806,992 shares of common stock and (b) 1,903,496 Common Warrants purchased purchased by RTW Innovation Master Fund, LTD. in the Private Placement, and (iii)(a) 383,636 shares of common stock and (b) 191,818 Common Warrants purchased purchased by RTW Biotech Opportunities Operating LTD. in the Private Placement. RTW Investments, LP, or RTW,, in its capacity as the investment manager of each of RTW Master Fund, Ltd., RTW Innovation Master Fund, Ltd. and RTW Biotech Opportunities Operating, Ltd., or collectively, the RTW Funds, has the power to vote and the power to direct the disposition of the shares held by the RTW Funds. Accordingly, RTW may be deemed to be the beneficial owner of such securities. Roderick Wong, M.D., as the Managing Partner of RTW, has the power to direct the vote and disposition of the securities held by RTW. Dr. Wong disclaims beneficial ownership of the shares held by the RTW Funds, except to the extent of his pecuniary interest therein. The address and principal office of RTW is 40 10th Avenue, Floor 7, New York, NY 10014, and the address of Dr. Wong and each of the RTW Funds is c/o RTW Investments, LP, 40 10th Avenue, Floor 7, New York, NY 10014. The shares of common stock issuable upon conversion of the shares of the Common Warrants held by the RTW Funds are subject to a Beneficial Ownership Limitation of 9.99%.

(7)
Consists of (i)(a) 2,947,826 shares of common stock and (ii)(b) 1,473,913 Common Warrants purchased by Seven Fleet Partners LP in the Private Placement and (ii)(a) 1,400,000 shares of common stock and (ii)(b) 700,000 Common Warrants purchased by DV Trading, LLC in the Private

Placement. Seven Fleet Advisors LLC, as the investment manager of Seven Fleet Partners LP, may be deemed to beneficially own the shares held directly by Seven Fleet Partners LP. Brian Liu and Rod Lim, as the managing members of Seven Fleet Advisors, may be deemed to beneficially own the shares beneficially owned by Seven Fleet Advisors LLC. DV Group, LLC is the sole and direct parent to DV Trading, LLC. Richard J. Horgan is the Chief Financial Officer of DV Trading, LLC. The address of the entities referenced in this footnote is 425 S Financial Place, Suite 2800, Chicago, IL 60605. The shares of common stock issuable upon conversion of the shares of the Common Warrants held by each of Seven Fleet Partners LP and DV Trading, LLC are subject to a Beneficial Ownership Limitation of 9.99%.
(8)
Consists of (i) 3,043,478 shares of common stock and (ii) 1,521,739 Common Warrants purchased by Woodline Master Fund LP in the Private Placement. Woodline Partners LP serves as the investment manager of Woodline Master Fund LP and may be deemed to be the beneficial owner of the shares. Woodline Partners LP disclaims any beneficial ownership of these securities. The address of the fund is 4 Embarcadero Center, Suite 3450, San Francisco, CA 94111. The shares of common stock issuable upon conversion of the shares of the Common Warrants held by Woodline Master Fund LP are subject to a Beneficial Ownership Limitation of 4.99%.

(9)
Consists of (i)(a) 289,852 shares of common stock and (b) 144,926 Common Warrants purchased by DAFNA LifeScience LP in the Private Placement, (ii)(a) 144,930 shares of common stock and (b) 72,465 Common Warrants purchased by DAFNA LifeScience Select LP in the Private Placement and (iii)(a) 1879,314 shares of common stock held by DAFNA LifeScience LP prior to the Private Placement and (b) 914,272 shares of common stock held by DAFNA LifeScience Select LP prior to the Private Placement. DAFNA Capital Management LLC is the sole general partner of DAFNA LifeScience, LP and DAFNA LifeScience Select, LP. The Chief Executive Officer and Chief Investment Officer of DAFNA Capital Management LLC are Dr. Nathan Fischel and Dr. Fariba Ghodsian, respectively. These individuals may be deemed to have shared voting and investment power of the shares held by DAFNA LifeScience, LP and DAFNA LifeScience Select, LP. Each of Dr. Fischel and Dr. Ghodsian disclaim beneficial ownership of such securities, except to the extent of his or her pecuniary interest therein. The address for the entities and individuals herein is 10990 Wilshire Blvd, Suite 1400, Los Angeles, CA 90024. The shares of common stock issuable upon conversion of the shares of the Common Warrants held by each of DAFNA LifeScience, LP and DAFNA LifeScience Select, LP are subject to a Beneficial Ownership Limitation of 4.99%.

(10)
Consists of (i) 434,782 shares of common stock and (ii) 217,391 Common Warrants purchased by LifeSci Venture Master, LLC in the Private Placement. Paul Yook as Managing Member of LifeSci Venture Master, LLC has voting and investment power over the shares held by LifeSci Venture Master, LLC. The business address of each of LifeSci Venture Master, LLC and Mr. Yook is 152 W 57th St, Fl 32, New York, NY 10019. The shares of common stock issuable upon conversion of the shares of the Common Warrants held by LifeSci Venture Master, LLC are subject to a Beneficial Ownership Limitation of 4.99%.

(11)
Consists of (i)(a) 288,147 shares of common stock and (b) 144,074 Common Warrants purchased by Four Pines Master Fund LP, or Four Pines, in the Private Placement and (ii)(a) 1,016,200 shares of common stock and (b) 508,099 Common Warrants purchased by Rock Springs Capital Master Fund LP, or the Master Fund, in the Private Placement. Rock Springs Capital LLC, or RSC, is the general partner of Rock Springs Capital Management LP, or RSCM, which is the investment adviser to the Master Fund and Four Pines. RSC and RSCM may therefore be deemed to have or share beneficial ownership of the securities held directly by Master Fund and Four Pines. The address of the entities referenced in this footnote is 650 South Exeter St., Suite 1070, Baltimore, Maryland 21202. The shares of common stock issuable upon conversion of the shares of the Common Warrants held by each of Master Fund and Four Pines are subject to a Beneficial Ownership Limitation of 9.99%.

(12)
Consists of (i) 2,173,93 shares of common stock and (ii) 1,086,956 Common Warrants purchased by Point72 Associates, LLC in the Private Placement. Point72 Asset Management, L.P. maintains investment and voting power with respect to the securities held by certain investment funds it manages, including Point72 Associates, LLC. Point72 Capital Advisors, Inc. is the general partner of Point72 Asset Management, L.P. Mr. Steven A. Cohen controls each of Point72 Asset

Management, L.P. and Point72 Capital Advisors, Inc. Each of Point72 Asset Management, L.P., Point72 Capital Advisors, Inc., and Mr. Cohen may be deemed to beneficially own the securities held by Point72 Associates, LLC that are disclosed herein. Each of Point72 Asset Management, L.P., Point72 Capital Advisors, Inc., and Mr. Cohen disclaims beneficial ownership of any such securities. The address for Point72 Associates is c/o Point72 Asset Management, L.P., 72 Cummings Point Road, Stamford, CT 06902. The shares of common stock issuable upon conversion of the shares of the Common Warrants held by Point72 Associates, LLC are subject to a Beneficial Ownership Limitation of 9.99%.
(13)
Consists of (i)(a) 6,777,391 shares of common stock and (b) 3,388,695 Common Warrants purchased by Deep Track Biotechnology Master Fund, Ltd. in the Private Placement, (ii)(a) 1,918,261 shares of common stock and (b) 959,131 Common Warrants purchased by Deep Track Special Opportunities Fund, LP in the Private Placement and (iii) 442,922 shares of common stock held by Deep Track Biotechnology Master Fund, Ltd. prior to the Private Placement. David Kroin is the managing member of Deep Track Capital GP, LLC, or the General Partner. The General Partner is the general partner of Deep Track Capital, LP., or the Investment Manager. The Investment Manager is the Investment Manager for Deep Track Biotechnology Master Fund, Ltd. and for Deep Track Special Opportunities Fund, LP. The address of the fund is c/o Deep Track Capital L.P., 200 Greenwich Ave, 3rd Floor, Greenwich CT, 06830. The shares of common stock issuable upon conversion of the shares of the Common Warrants held by each of Deep Track Biotechnology Master Fund, Ltd. and Deep Track Special Opportunities Fund, LP are subject to a Beneficial Ownership Limitation of 9.99%.

(14)
Consists of (i) 8,695,652 shares of common stock and (ii) 4,347,826 Common Warrants purchased by Commodore Capital Master LP, or Commodore, in the Private Placement. Commodore Capital LP is the investment manager to Commodore and may be deemed to beneficially own the securities held by Commodore. Michael Kramarz and Robert Egen Atkinson are the managing partners of Commodore Capital LP and exercise investment discretion with respect to these securities. Commodore Capital LP and Commodore have shared voting and dispositive power with respect to these securities. The address of Commodore Capital LP and Commodore is 444 Madison Avenue, 35th Floor, New York, NY 10022. The shares of common stock issuable upon conversion of the shares of the Common Warrants held by Commodore are subject to a Beneficial Ownership Limitation of 9.99%.

(15)
Consists of (i) 4,347,826 shares of common stock and (ii) 2,173,913 Common Warrants purchased by Atlas Private Holdings (Cayman) Ltd., or Atlas, in the Private Placement. Balyasny Asset Management L.P., or BAM, is the investment adviser of Atlas. Dmitry Balyasny, via intermediate entities, manages BAM and has voting and investment control over the reported securities. The address of Atlas is c/o Maples Corporate Services Limited, P.O. Box 309, Ugland House, George Town, Grand Cayman KY1-1104, Cayman Islands, and the address of BAM is 444 West Lake Street, 50th Floor, Chicago, IL 60606. The shares of common stock issuable upon conversion of the shares of the Common Warrants held by Atlas are subject to a Beneficial Ownership Limitation of 4.99%.

(16)
Consists of Consists of (i)(a) 381,455 shares of common stock and (b) 190,727 Common Warrants purchased by MAP 852 SP, a segregated portfolio of MAP Institutional SPC, or the Account, in the Private Placement and (ii)(a) 1,792,458 shares of common stock and (b) 896,229 Common Warrants purchased by Spruce Street Capital Master Fund LP, or the Fund, and, together with the Account, the Spruce Street Entities. Spruce Street Capital Management LP, or Spruce Street, is the investment manager of the Account and of the Fund. Simon Basseyn and Alex Rosen are the managing partners of Spruce Street. These individuals may be deemed to have shared voting and investment power of the securities held by the Spruce Street Entities. Each of these individuals will disclaim beneficial ownership of such securities, except to the extent of his or her pecuniary interest therein. The address of each of the Account, the Fund and Spruce Street is 777 Third Avenue, Suite 1704, New York, NY 10017. The shares of common stock issuable upon conversion of the shares of the Common Warrants held by the Spruce Street Entities are subject to a Beneficial Ownership Limitation of 4.99%.

PLAN OF DISTRIBUTION
The selling stockholders, which as used herein includes donees, pledgees, transferees or other successors-in-interest selling shares of common stock or interests in shares of common stock received after the date of this prospectus from a selling stockholder as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of common stock or interests in shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.
The selling stockholders may use any one or more of the following methods when disposing of shares or interests therein:
•
distributions to members, partners, stockholders or other equityholders of the selling stockholders;

•
ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•
block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•
purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•
an exchange distribution in accordance with the rules of the applicable exchange;

•
privately negotiated transactions;

•
short sales and settlement of short sales;

•
through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•
broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•
a combination of any such methods of sale; and

•
any other method permitted by applicable law.

The selling stockholders may, from time to time, pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act, amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.
In addition, a selling stockholder that is an entity may elect to make an in-kind distribution of securities to its members, partners or stockholders pursuant to the registration statement of which this prospectus is a part by delivering a prospectus with a plan of distribution. Such members, partners or stockholders would thereby receive freely tradeable securities pursuant to the distribution through a registration statement. To the extent a distributee is an affiliate of ours (or to the extent otherwise required by law), we may file a prospectus supplement in order to permit the distributees to use the prospectus to resell the securities acquired in the distribution.
In connection with the sale of our common stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling stockholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).
The aggregate proceeds to the selling stockholders from the sale of the common stock offered by them will be the purchase price of the common stock less discounts or commissions, if any. Each of the selling stockholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents. We will not receive any of the proceeds from this offering. Upon any exercise of the warrants by payment of cash, however, w will receive the exercise price of the warrants.
The selling stockholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided that they meet the criteria and conform to the requirements of that rule.
The selling stockholders and any underwriters, broker-dealers or agents that participate in the sale of the common stock or interests therein may be “underwriters” within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. Selling stockholders who are deemed “underwriters” within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.
To the extent required, the shares of our common stock to be sold, the names of the selling stockholders, the respective purchase prices and public offering prices, the names of any agents, dealers or underwriters, and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.
In order to comply with the securities laws of some states, if applicable, the common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the common stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.
We have advised the selling stockholders that the anti-manipulation rules of Regulation M under the Exchange Act, may apply to sales of shares in the market and to the activities of the selling stockholders and their affiliates. In addition, to the extent applicable, we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.
We have agreed to indemnify the selling stockholders against liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the shares offered by this prospectus.
We have agreed with the selling stockholders to use commercially reasonable efforts to cause the registration statement of which this prospectus constitutes a part to remain continuously effective until the earlier of (1) such time as all of the shares covered by this prospectus have been disposed of pursuant to and in accordance with such registration statement or (2) the date on which all of the shares may be sold without restriction pursuant to Rule 144 of the Securities Act.

DESCRIPTION OF CAPITAL STOCK
The following description of our capital stock is not complete and may not contain all the information you should consider before investing in our capital stock. This description is summarized from, and qualified in its entirety by reference to, our second amended and restated certificate of incorporation, which has been publicly filed with the SEC. See “Where You Can Find More Information.” For a complete description, you should refer to our second amended and restated certificate of incorporation, as amended from time to time, and second amended and restated bylaws, as amended from time to time, copies of which are incorporated by reference as exhibits to the registration statement of which this prospectus is a part.
Common Stock
Under our second amended and restated certificate of incorporation, or the Certificate of Incorporation, our authorized capital stock consists of 300,000,000 shares of common stock, par value $0.0001 per share, and 10,000,000 shares of preferred stock, par value $0.0001 per share. As of February 2, 2026, we had 179,647,829 shares of common stock outstanding.
Voting.   Each holder of common stock is entitled to one vote for each share on all matters submitted to a vote of the stockholders, including the election of directors. Our stockholders do not have cumulative voting rights in the election of directors. Accordingly, holders of a majority of the voting shares are able to elect all of the directors. In addition, the affirmative vote of holders of two-thirds of the voting power of all of the then outstanding voting stock will be required to take certain actions, including amending certain provisions of our Certificate of Incorporation, such as the provisions relating to amending our second amended and restated bylaws, or the Bylaws, procedures for our stockholder meetings, the classified board, director liability, and exclusive forum for proceedings.
Dividends.   Subject to preferences that may be applicable to any then outstanding preferred stock, holders of our common stock are entitled to receive dividends, if any, as may be declared from time to time by our board of directors out of legally available funds.
Liquidation and Dissolution.   In the event of our liquidation, dissolution or winding up, holders of our common stock will be entitled to share ratably in the net assets legally available for distribution to stockholders after the payment of all of our debts and other liabilities and the satisfaction of any liquidation preference granted to the holders of any then outstanding shares of preferred stock.
Other Rights and Restrictions.   Holders of our common stock have no preemptive, conversion, subscription or other rights, and there are no redemption or sinking fund provisions applicable to our common stock. The rights, preferences and privileges of the holders of our common stock are subject to and may be adversely affected by the rights of the holders of shares of any series of our preferred stock that we may designated in the future.
Listing.   Our common stock is listed on The Nasdaq Capital Market under the symbol “IPSC.”
Transfer Agent and Registrar.   The transfer agent and registrar for our common stock is Equiniti Trust Company, LLC.
Preferred Stock
The authorized shares of preferred stock are available for issuance without further action by our stockholders unless required by law or by the rules and regulations of any stock exchange on which our common stock may be listed. Our Certificate of Incorporation authorizes our board of directors to establish, from time to time, the number of shares to be included in each series of preferred stock, and to fix the designation, powers, privileges, preferences, and relative participating, optional or other rights, if any, of the shares of each series of preferred stock, and any of its qualifications, limitations or restrictions. Our board of directors is authorized to increase or decrease the number of shares of any series of preferred stock, but not below the number of shares of that series of preferred stock then outstanding, without any further vote or action by the stockholders.

The issuance of preferred stock could adversely affect the voting power of holders of common stock and the likelihood that such holders will receive dividend payments and payments upon liquidation. In addition, the existence of unissued and unreserved common stock or preferred stock may enable our board of directors to issue shares to persons friendly to current management, which could render more difficult or discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest or otherwise, and could thereby protect the continuity of our management and possibly deprive stockholders of opportunities to sell their shares of common stock at prices higher than prevailing market prices.
As of February 2, 2026, we had no shares of preferred stock outstanding.
Warrants
As of February 2, 2026, there are outstanding warrants to purchase an aggregate of 58,695,648 shares of our common stock at a weighted average exercise price of $2.5999 per share and pre-funded warrants to purchase an aggregate of 25,360,704 shares of our common stock at a weighted average exercise price of $1.1499.
Pre-Funded Warrants
Each Pre-Funded Warrant is exercisable until exercised in full at an exercise price of $0.0001 per share and may be exercised by means of a cashless exercise. We are prohibited from effecting an exercise of the Pre-Funded Warrants to the extent that, as a result of such exercise, the holder together with the holder’s affiliates, would beneficially own more than 4.99% (or, at the election of the holder, 9.99%) of the number of shares of common stock outstanding immediately after giving effect to the issuance of the Pre-Funded Warrant Shares upon exercise of the Pre-Funded Warrants, which beneficial ownership limitation may be increased by the holder up to, but not exceeding, 19.99%.
The Pre-Funded Warrant Shares are being registered with this prospectus.
Common Warrants
Each Common Warrant is exercisable for one share of common stock or one Pre-Funded Warrant any time on or after the date of issuance and has a term of exercise until the earlier of (a) 30 days after the public announcement of initial Phase 1 clinical data for our product candidate, CNTY-813, including at least n=1 patient with at least 3 months follow-up and measurement of serum C-Peptide (marker of endogenous insulin production) at 90 days post transplantation of CNTY-813, or the Clinical Milestone, and (b) January 9, 2029 at an exercise price of $0.0001 per share, subject to adjustment. If, at the time of exercise of the Common Warrant, there is no effective registration statement registering, or the prospectus contained therein is not available for the resale of the Common Warrant Shares by the holder, the holders may exercise the Common Warrants by means of a cashless exercise. We are prohibited from effecting an exercise of the Common Stock Warrants to the extent that, as a result of such exercise, the holder together with the holder’s affiliates, would beneficially own more than 4.99% (or, at the election of the holder, 9.99%) of the number of shares of common stock outstanding immediately after giving effect to the issuance of the Common Stock Warrant Shares upon exercise of the Common Stock Warrant, which beneficial ownership limitation may be increased by the holder up to, but not exceeding, 19.99%.
The Common Warrant Shares are being registered with this prospectus.
Anti-Takeover Provisions of Delaware Law and Our Charter Documents
Some provisions of Delaware law and our Certificate of Incorporation and our Bylaws contain provisions that could make the following transactions more difficult: acquisition of us by means of a tender offer; acquisition of us by means of a proxy contest or otherwise; or removal of our incumbent officers and directors. It is possible that these provisions could make it more difficult to accomplish or could deter transactions that stockholders may otherwise consider to be in their best interest or in our best interests, including transactions that might result in a premium over the market price for our shares.
These provisions, summarized below, are expected to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our board of directors. We believe that the benefits of increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging these proposals because negotiation of these proposals could result in an improvement of their terms.
Section 203 of the Delaware General Corporation Law.   We are subject to Section 203 of the Delaware General Corporation Law, or the DGCL, which prohibits persons deemed “interested stockholders” from engaging in a “business combination” with a publicly-held Delaware corporation for three years following the date these persons become interested stockholders unless the business combination is, or the transaction in which the person became an interested stockholder was, approved in a prescribed manner or another prescribed exception applies. Generally, an “interested stockholder” is a person who, together with affiliates and associates, owns, or within three years prior to the determination of interested stockholder status did own, 15% or more of a corporation’s voting stock. Generally, a “business combination” includes a merger, asset, or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. The existence of this provision may have an anti-takeover effect with respect to transactions not approved in advance by the board of directors, such as discouraging takeover attempts that might result in a premium over the market price of our common stock.
Elimination of Stockholder Action by Written Consent.   Our Certificate of Incorporation provides that all stockholder actions must be effected at a duly called meeting of stockholders and not by consent in writing. A special meeting of stockholders may be called only by a majority of our board of directors, the chair of our board of directors, or our chief executive officer.
Undesignated Preferred Stock.   The ability to authorize undesignated preferred stock makes it possible for our board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of us. These and other provisions may have the effect of deterring hostile takeovers or delaying changes in control or management of our company.
Amendment of Charter Provisions.   Our Certificate of Incorporation provides that the affirmative vote of holders of at least 66 2∕3% of the voting power of all of the then outstanding shares of voting stock, voting as a single class, will be required to amend certain provisions of our Certificate of Incorporation, including provisions relating to the size of the board, removal of directors, special meetings, actions by written consent, and cumulative voting. The affirmative vote of holders of at least 66 2∕3% of the voting power of all of the then outstanding shares of voting stock, voting as a single class, will be required to amend or repeal our Bylaws unless such action is recommended by our board of directors at an annual or special meeting of stockholders, which would then require the affirmative vote of a majority of the voting power of all of the then outstanding shares of voting stock, voting as a single class. Additionally, our Bylaws may be amended by a simple majority vote of our board of directors.
Classified Board; Election and Removal of Directors.   Our Certificate of Incorporation provides that our board of directors is divided into three classes, Class I, Class II, and Class III, with each class serving staggered terms, and will give our board of directors the exclusive right to expand the size of our board of directors and to elect directors to fill a vacancy created by the expansion of the board of directors or the resignation, death, or removal of a director.
Choice of Forum.   Our Certificate of Incorporation provides that, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have jurisdiction, another state court located within the State of Delaware or, if no state court located within the State of Delaware has jurisdiction, the federal district court for the District of Delaware) will be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of us, (ii) any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, stockholder, employee, or agent of ours to us or our stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL, our Certificate of Incorporation or our Bylaws (in each case, as may be amended from time to time), (iv) any action asserting a claim governed by the internal affairs doctrine of the State of Delaware, or (v) any other action asserting an “internal corporate claim,” as defined in Section 115 of the DGCL, in all cases subject to the court having personal jurisdiction over all indispensable parties named as defendants.

Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. As a result, the exclusive forum provision will not apply to suits brought to enforce any duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. In addition, Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. As a result, the exclusive forum provision will not apply to suits brought to enforce any duty or liability created by the Securities Act or any other claim for which the federal and state courts have concurrent jurisdiction.

LEGAL MATTERS
The validity of the shares of common stock being offered hereby will be passed upon for us by Goodwin Procter LLP, Philadelphia, Pennsylvania.

EXPERTS
The consolidated financial statements of Century Therapeutics, Inc. appearing in Century Therapeutics, Inc’s Annual Report for the year ended December 31, 2024, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon included therein, and incorporated herein by reference. Such financial statements are, and audited financial statements to be included in subsequently filed documents will be, incorporated by reference herein in reliance upon the reports of Ernst & Young LLP pertaining to such financial statements (to the extent covered by consents filed with the SEC) given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION
This prospectus is part of the registration statement on Form S-3 filed with the SEC under the Securities Act and does not contain all the information set forth in the registration statement. Whenever a reference is made in this prospectus to any of our contracts, agreements or other documents, the reference may not be complete and you should refer to the exhibits that are a part of the registration statement or the exhibits to the reports or other documents incorporated herein by reference for a copy of such contract, agreement or other document.
We are currently subject to the reporting requirements of the Exchange Act, and in accordance therewith file periodic reports, proxy statements and other information with the SEC. Our SEC filings are available to you on the SEC’s website at http://www.sec.gov and in the “Investors” section of our website at www.centurytx.com. Our website and the information contained on that site, or connected to that site, are not incorporated into and are not a part of this prospectus.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE
The SEC allows us to “incorporate by reference” information from other documents that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus. Information in this prospectus supersedes information incorporated by reference that we filed with the SEC prior to the date of this prospectus, while information that we file later with the SEC will automatically update and supersede the information in this prospectus. We incorporate by reference into this prospectus and the registration statement of which this prospectus is a part the information or documents listed below that we have filed with the SEC:
•
Our Annual Report on Form 10-K for the year ended December 31, 2024 filed with the SEC on March 19, 2025;

•
Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2025, filed with the SEC on May 15, 2025; for the quarter ended June 30, 2025 filed with the SEC on August 14, 2025; and for the quarter ended September 30, 2025 filed with the SEC on November 13, 2025;

•
The information specifically incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2024 from our Definitive Proxy Statement on Form DEF 14-A, filed on April 22, 2025;

•
Our Current Reports on Form 8-K filed with the SEC on February 28, 2025, June 16, 2025, July 7, 2025, August 14, 2025, August 29, 2025, November 13, 2025, December 9, 2025, December 29, 2025 January 8, 2026, and January 23, 2026 (in each case other than any portions thereof deemed furnished and not filed); and

•
The description of our common stock contained in our registration statement on Form 8-A (File No. 001- 40498) filed with the SEC on June 14, 2021, under the Exchange Act, including any amendment or report filed for the purpose of updating such description.

We also incorporate by reference any future filings (other than any filings or portions of such reports that are not deemed “filed” under the Exchange Act in accordance with the Exchange Act and applicable SEC rules, including current reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits furnished on such form that are related to such items unless such Form 8-K expressly provides to the contrary) made with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, including those made after the date of the initial filing of the registration statement of which this prospectus is a part and prior to the effectiveness of the registration statement, until we file a post-effective amendment that indicates the termination of the offering of the securities made by this prospectus, and will become a part of this prospectus from the date that such documents are filed with the SEC. Information in such future filings updates and supplements the information provided in this prospectus. Any statements in any such future filings will automatically be deemed to modify and supersede any information in any document we previously filed with the SEC that is incorporated or deemed to be incorporated herein by reference to the extent that statements in the later filed document modify or replace such earlier statements.
We will furnish without charge to you, on written or oral request, a copy of any or all of the documents incorporated by reference in this prospectus, including exhibits to these documents. You should direct any requests for documents to Century Therapeutics, Inc., Attn: Corporate Secretary, 25 North 38th Street, 11th Floor, Philadelphia, Pennsylvania 19104.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 14.   Other Expenses of Issuance and Distribution.
The following table sets forth an estimate of the fees and expenses payable by us in connection with the issuance and distribution of the shares of common stock being registered by this registration statement. None of the expenses listed below are to be borne by any of the selling stockholders named in the prospectus that forms a part of this registration statement. All the amounts shown are estimates, except for the SEC registration fee.
SEC registration fee	$45,960.28
Printing expenses	$5,000.00
Legal fees and expenses	$60,000.00
Accounting fees and expenses	$20,000.00
Miscellaneous	$—
Total	$130,960.28
Item 15.   Indemnification of Directors and Officers.
As permitted by Section 102 of the DGCL, our Certificate of Incorporation and Bylaws limit or eliminate the personal liability of our directors and officers for a breach of their fiduciary duty of care as a director or officer. The duty of care generally requires that, when acting on behalf of the corporation, directors and officers exercise an informed business judgment based on all material information reasonably available to them. Consequently, a director or officer will not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director or officer, except for liability for:
•
any breach of the director’s or officer’s duty of loyalty to us or our stockholders;

•
any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•
any act related to unlawful stock repurchases, redemptions, or other distributions or payment of dividends; or

•
any transaction from which the director or officer derived an improper personal benefit.

These limitations of liability do not affect the availability of equitable remedies such as injunctive relief or rescission. Our Certificate of Incorporation authorizes us to indemnify our officers, directors and other agents to the fullest extent permitted under Delaware law.
As permitted by Section 145 of the DGCL, our Bylaws provide that:
•
we may indemnify our directors, officers, and employees to the fullest extent permitted by the DGCL, subject to limited exceptions;

•
we may advance expenses to our directors, officers, and employees in connection with a legal proceeding to the fullest extent permitted by the DGCL, subject to limited exceptions; and

•
the rights provided in our Bylaws are not exclusive.

Our Certificate of Incorporation and our Bylaws provide for the indemnification provisions described above and elsewhere herein. We have entered into indemnification agreements with our directors and officers that may be broader than the specific indemnification provisions contained in the DGCL. These indemnification agreements generally require us, among other things, to indemnify our officers and directors against certain liabilities that may arise by reason of their status or service as directors or officers, other than liabilities arising from willful misconduct. These indemnification agreements also generally require us to advance any expenses incurred by the directors or officers as a result of any proceeding against them as to which they could be indemnified. These indemnification provisions and the indemnification agreements may be sufficiently broad to permit indemnification of our officers and directors for liabilities, including reimbursement of expenses incurred, arising under the Securities Act.

We maintain insurance on behalf of each and every person who is or was our director or officer against any loss arising from any claim asserted against him or her and incurred by him or her in any such capacity, subject to certain exclusions.
In any underwriting agreement we enter into in connection with the sale of securities being registered hereby, the underwriters will agree to indemnify, under certain conditions, us, our directors and officers and persons who control us within the meaning of the Securities Act against certain liabilities.
Item 16.   Exhibits.
(a)
Exhibits

EXHIBIT INDEX
Exhibit Number	Description of Exhibit
3.1	Second Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 of the Company’s Current Report on Form 8-K (File No. 001-40498) filed on June 25, 2021).
3.2	Second Amended and Restated Bylaws (incorporated by reference to Exhibit 3.2 of the Company’s Annual Report on Form 10-K (File No. 001-40498) filed on March 16, 2023).
4.1	Specimen Common Stock Certificate of Company (incorporated by reference to Exhibit 4.1 to the Company’s Registration Statement on Form S-1/A (File No. 333-256648), dated June 14, 2021).
4.2	Warrant to Purchase Units of Century Therapeutics, LLC, in favor of Hercules Technology Management Co II, Inc., dated September 14, 2020. (incorporated by reference to Exhibit 4.3 to the Company’s Registration Statement on Form S-1 (File No. 333-256648), dated May 28, 2021).
4.3	Registration Rights Agreement, dated January 7, 2026, by and among the Company and the other parties thereto (incorporated by reference to Exhibit 10.2 of the Company’s Current Report on Form 8-K (File No. 001-40498) filed on January 8, 2026).
4.4	Form of Pre-Funded Warrant (incorporated by reference to Exhibit 4.1 of the Company’s Current Report on Form 8-K (File No. 001-40498) filed on January 8, 2026).
4.5	Form of Common Warrant (incorporated by reference to Exhibit 4.2 of the Company’s Current Report on Form 8-K (File No. 001-40498) filed on January 8, 2026).
5.1	Opinion of Goodwin Procter LLP (filed herewith).
10.1	Securities Purchase Agreement, dated January 7, 2026, by and among the Company and the other parties thereto (incorporated by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K (File No. 001-40498) filed on January 8, 2026).
23.1	Consent of Ernst & Young, LLP, independent registered public accounting firm (filed herewith).
23.2	Consent of Goodwin Procter LLP (included in Exhibit 5.1).
24.1	Powers of Attorney (incorporated by reference to the signature page hereto).
107	Filing Fee Table.
Item 17.   Undertakings.
(a)
The undersigned registrant hereby undertakes:

(1)
To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)
To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.
(2)
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)
To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)
That, for the purpose of determining liability under the Securities Act to any purchaser:

(i)
Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)
Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(b)
The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act, as amended, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Philadelphia, Commonwealth of Pennsylvania, on the 5th day of February, 2026.
Century Therapeutics, Inc.
By:
/s/ Brent Pfeiffenberger, Pharm.D.

Name:
Brent Pfeiffenberger, Pharm.D.

Title:
President, Chief Executive Officer and Director

POWER OF ATTORNEY
We, the undersigned officers and directors of Century Therapeutics, Inc., hereby severally constitute and appoint each of Brent Pfeiffenberger, Pharm.D. and Douglas Carr our true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution in her or him for her or him and in her or his name, place and stead, and in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the SEC, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as full to all intents and purposes as she or he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or her or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.
Signature	Title	Date
/s/ Brent Pfeiffenberger, PharmD, MBA Brent Pfeiffenberger, PharmD, MBA	President, Chief Executive Officer and Chairman of the Board (principal executive officer)	February 5, 2026
/s/ Douglas Carr Douglas Carr	Senior Vice President, Finance and Operations (principal financial officer and principal accounting officer)	February 5, 2026
/s/ Kimberly Blackwell, M.D. Kimberly Blackwell, M.D.	Director	February 5, 2026
/s/ Alessandro Riva, M.D. Alessandro Riva, M.D.	Director	February 5, 2026
/s/ Timothy Walbert Timothy Walbert	Director	February 5, 2026
/s/ Martin Murphy, Ph.D. Martin Murphy, Ph.D.	Director	February 5, 2026
/s/ Han Lee, Ph.D. MBA Han Lee, Ph.D. MBA	Director	February 5, 2026
/s/ Daphne Quimi Daphne Quimi	Director	February 5, 2026